Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES FOURTH QUARTER 2014 EARNINGS

Clayton, MO, February 5, 2015 - Olin Corporation (NYSE: OLN) announced today that its fourth quarter 2014 net income was $12.8 million, or $0.16 per diluted share, which compares to $24.7 million, or $0.31 per diluted share, in the fourth quarter of 2013. Sales in the fourth quarter of 2014 were $499.8 million compared to $562.1 million in the fourth quarter of 2013. Full year 2014 income from continuing operations was $105.0 million, or $1.32 per diluted share, which compares to $178.6 million, or $2.21 per diluted share, in 2013. Sales in 2014 were $2.2 billion compared to $2.5 billion in 2013.

Fourth quarter 2014 results included $11.2 million of pretax restructuring charges, primarily related to the decision to permanently close approximately 50% of the chlor alkali capacity at the Becancour, Canada facility. Fourth quarter 2013 earnings included a $6.5 million pretax gain associated with the sale of a joint venture interest, $4.0 million of favorable tax adjustments and $1.4 million of pretax restructuring charges.

Joseph D. Rupp, Chairman and Chief Executive Officer said, “In 2015, we expect segment earnings in all three businesses to improve compared to 2014. In Chlor Alkali, we believe that we have reached the trough of this cycle. As a result, we expect a meaningful year-over-year improvement in the Chlor Alkali Products earnings generated by improved ECU netbacks and higher hydrochloric acid, bleach and potassium hydroxide volumes. In Winchester, while we forecast lower ammunition shipments in the first quarter of 2015 compared to the first quarter of 2014, we expect ammunition shipments for the full year 2015 to be similar to 2014. We also expect the cost reductions from our ongoing centerfire ammunition manufacturing relocation project will result in improved Winchester segment earnings in 2015 compared to 2014. Chemical Distribution segment earnings are also forecast to increase reflecting improved caustic soda, hydrochloric acid, bleach and potassium hydroxide volumes. Overall 2015 Olin earnings are forecast to be negatively impacted by higher legacy environmental expenses and lower levels of pension income, primarily reflecting the newly mandated mortality tables. We are forecasting adjusted EBITDA in 2015 in the $340 million to $380 million range, which includes approximately $6 million of pretax restructuring costs. In 2014, Olin generated adjusted EBITDA of $344.2 million, which includes $15.7 million of pretax restructuring costs.

“Winchester’s fourth quarter 2014 commercial volumes and segment earnings reached the second highest fourth quarter levels ever. During the fourth quarter of 2014, the Chlor Alkali business experienced lower chlorine and caustic soda shipments and ECU netbacks, reflecting lower caustic soda prices, compared to the fourth quarter of 2013. Fourth quarter 2014 Chemical Distribution segment earnings were comparable to the fourth quarter of 2013.

“First quarter 2015 net income is forecast to be in the $0.20 to $0.25 per diluted share range. Chlor Alkali first quarter 2015 earnings are expected to be similar to the fourth quarter of 2014 reflecting higher ECU netbacks and higher volumes offset by higher operating costs. Earnings in the Winchester segment are expected to be slightly lower than first quarter 2013 levels. First quarter 2015 Chemical Distribution earnings are expected to improve from the fourth quarter of 2014. First quarter 2015 earnings are also expected to include pretax restructuring charges of approximately $1 million.”

SEGMENT REPORTING

We define segment earnings as income (loss) from continuing operations before interest expense, interest income, other operating (expense) income, other income (expense) and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali Products sales for the fourth quarter of 2014 were $309.6 million compared to $322.2 million in the fourth quarter of 2013. Fourth quarter 2014 chlorine and caustic soda volumes decreased 3% compared to the fourth quarter 2013 levels, and ECU netbacks declined approximately 7% in the fourth quarter of 2014 compared to the fourth quarter of 2013. Hydrochloric acid volumes increased 4% and potassium hydroxide volumes increased 14% during the fourth quarter of 2014 compared to the fourth quarter of 2013. Fourth quarter 2014 bleach volumes were similar to the fourth quarter of 2013. Fourth quarter 2014 Chlor Alkali segment earnings of $28.8 million decreased compared to the $30.7 million earned in the fourth quarter of 2013. The decrease in segment earnings reflects the impact of lower chlorine and caustic soda volumes and lower ECU netbacks, partially offset by the higher volumes of hydrochloric acid and potassium hydroxide, higher hydrochloric acid prices and lower costs.

CHEMICAL DISTRIBUTION

Chemical Distribution sales in the fourth quarter of 2014 were $72.4 million compared to $80.7 million in the fourth quarter of 2013. The year-over-year decline in Chemical Distribution sales reflects lower caustic soda selling prices partially offset by higher hydrochloric acid and potassium hydroxide volumes. Chemical Distribution fourth quarter of 2014 and 2013 segment earnings were both breakeven. The effect of higher shipments of hydrochloric acid and potassium hydroxide was offset by lower caustic soda margins. Chemical Distribution fourth quarter 2014 and 2013 results both included depreciation and amortization expense of $3.9 million.

WINCHESTER

Winchester fourth quarter 2014 sales were $147.2 million compared to $178.4 million in the fourth quarter of 2013. The fourth quarter 2014 commercial sales declined compared to fourth quarter 2013, mainly due to a lower level of demand for pistol, shotshell and rifle ammunition. Winchester’s fourth quarter 2014 segment earnings were $17.4 million compared to $34.1 million in the fourth quarter of 2013. The decrease in segment earnings reflects the impact of lower shipments, higher material and other costs, and higher manufacturing costs, primarily due to two planned maintenance outages. These were partially offset by improved pricing.

CORPORATE AND OTHER COSTS

Pension income included in the fourth quarter 2014 Corporate and Other segment was $8.2 million compared to $6.6 million in the fourth quarter of 2013.

Fourth quarter 2014 charges to income for environmental investigatory and remedial activities were $1.9 million, which included $1.4 million of pretax recoveries of costs incurred and expensed in prior periods. Without these recoveries, charges to income for environmental investigatory and remedial activities would have been $3.3 million in the fourth quarter of 2014 compared to $5.3 million in the fourth quarter of 2013. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the fourth quarter of 2014 decreased $12.8 million compared to the fourth quarter of 2013, primarily due to lower stock-based compensation expense, including mark-to-market adjustments, and lower legal and legal-related settlement costs.

CASH / DEBT

The cash balance at December 31, 2014 was $256.8 million compared to $307.8 million at December 31, 2013. In December 2014, we repaid $12.2 million of SunBelt notes, which reduced the par value of Olin’s debt at December 31, 2014 to $666.5 million. During 2015, Olin has maturing debt of $16.4 million. Capital spending and depreciation and amortization expense in 2014 were $71.8 million and $139.1 million, respectively, compared to $90.8 million and $135.3 million, respectively, in 2013.

SHARE REPURCHASE

During the fourth quarter of 2014, approximately 0.8 million shares of common stock were repurchased at a cost of $20.1 million. For the full year 2014, approximately 2.5 million shares of common stock were repurchased at a cost of $64.8 million. As of December 31, 2014, there were approximately 6.1 million shares available to be repurchased under the 8 million share, three-year repurchase program authorized by the Board of Directors on April 24, 2014.

DIVIDEND

On January 23, 2015, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on March 10, 2015 to shareholders of record at the close of business on February 10, 2015. This is the 353rd consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s fourth quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Friday, February 6. The call will feature remarks by Joseph D. Rupp, Olin’s Chairman and Chief Executive Officer; John E. Fischer, Olin’s President and Chief Operating Officer; John L. McIntosh, Olin’s Senior Vice President, Chemicals; Todd A. Slater, Olin’s Vice President and Chief Financial Officer; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations. Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com. Listeners should log on to the website 15 minutes prior to the call. The call will also be audio archived on the Olin website for future replay beginning at 12:00 P.M. Eastern Time. A final transcript of the conference call will be available on the website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Chemical Distribution and Winchester. Chlor Alkali Products, with eight U. S. manufacturing facilities and one Canadian manufacturing facility, produces chlorine and caustic soda, hydrochloric acid, hydrogen, bleach products and potassium hydroxide. Chemical Distribution manufactures bleach products and distributes caustic soda, bleach products, potassium hydroxide and hydrochloric acid. Winchester, with its principal manufacturing facilities in East Alton, IL and Oxford, MS, produces and distributes sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	the failure or an interruption of our information technology systems;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.
2015-03

Olin Corporation
Consolidated Statements of Income(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per share amounts)	2014	2013	2014	2013
Sales	$499.8	$562.1	$2,241.2	$2,515.0
Operating Expenses:
Cost of Goods Sold	421.9	469.7	1,853.2	2,033.7
Selling and Administration	41.9	55.7	170.4	190.0
Restructuring Charges(b)	11.2	1.4	15.7	5.5
Other Operating Income (Expense)(c)	0.7	(0.6)	1.5	0.7
Operating Income	25.5	34.7	203.4	286.5
Earnings of Non-consolidated Affiliates	0.3	0.4	1.7	2.8
Interest Expense(d)	6.8	9.9	43.8	38.6
Interest Income	0.4	0.3	1.3	0.6
Other Income (Expense)(e)	—	5.0	0.1	(1.3)
Income from Continuing Operations before Taxes	19.4	30.5	162.7	250.0
Income Tax Provision	6.6	5.8	57.7	71.4
Income from Continuing Operations	12.8	24.7	105.0	178.6
Income from Discontinued Operations, Net(f)	—	—	0.7	—
Net Income	$12.8	$24.7	$105.7	$178.6
Net Income Per Common Share:
Basic Income Per Common Share:
Income from Continuing Operations	$0.16	$0.31	$1.33	$2.24
Income from Discontinued Operations, Net	—	—	0.01	—
Net Income	$0.16	$0.31	$1.34	$2.24
Diluted Income Per Common Share:
Income from Continuing Operations	$0.16	$0.31	$1.32	$2.21
Income from Discontinued Operations, Net	—	—	0.01	—
Net Income	$0.16	$0.31	$1.33	$2.21
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	77.9	79.5	78.6	79.9
Average Common Shares Outstanding - Diluted	78.8	80.5	79.7	80.9

(a)	Unaudited.

(b)
Restructuring charges for the three months and year ended December 31, 2014 included $10.0 million associated with permanently closing a portion of the Becancour, Canada facility. Restructuring charges for the three months and years ended December 31, 2014 and 2013 were also associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(c)
Other operating income (expense) for the year ended December 31, 2014 included a gain of $1.0 million for the resolution of a contract matter. Other operating income (expense) for the year ended December 31, 2013 included a gain of $1.5 million on the sale of two former manufacturing sites.

(d)
Interest expense for the year ended December 31, 2014 included $9.5 million for the call premium and the write-off of unamortized deferred debt issuance costs and unamortized discount associated with the redemption of our $150 million 8.875% senior notes, which would have matured on August 15, 2019. Interest expense for the year ended December 31, 2013 was reduced by capitalized interest of $1.1 million.

(e)
Other income (expense) included $1.5 million of expense for our earn out liability from the SunBelt acquisition for the three months ended December 31, 2013 and $7.9 million for the year ended December 31, 2013. Other income (expense) for the three months and year ended December 31, 2013 also included a gain of $6.5 million on the sale of our equity interest in a bleach joint venture.

(f)
Income from discontinued operations, net for the year ended December 31, 2014 included a $0.7 million after tax gain for the favorable resolution of certain indemnity obligations related to our Metals business sold in 2007.

Olin Corporation
Segment Information(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2014	2013	2014	2013
Sales:
Chlor Alkali Products	$309.6	$322.2	$1,305.6	$1,412.3
Chemical Distribution	72.4	80.7	293.8	406.4
Winchester	147.2	178.4	738.4	777.6
Intersegment Sales Elimination(b)	(29.4)	(19.2)	(96.6)	(81.3)
Total Sales	$499.8	$562.1	$2,241.2	$2,515.0
Income (Loss) from Continuing Operations before Taxes:
Chlor Alkali Products(c)	$28.8	$30.7	$130.1	$203.8
Chemical Distribution	—	—	—	9.7
Winchester	17.4	34.1	127.3	143.2
Corporate/Other:
Pension Income(d)	8.2	6.6	32.4	26.6
Environmental Expense(e)	(1.9)	(5.3)	(8.2)	(10.2)
Other Corporate and Unallocated Costs	(16.2)	(29.0)	(62.3)	(79.0)
Restructuring Charges(f)	(11.2)	(1.4)	(15.7)	(5.5)
Other Operating Income (Expense)(g)	0.7	(0.6)	1.5	0.7
Interest Expense(h)	(6.8)	(9.9)	(43.8)	(38.6)
Interest Income	0.4	0.3	1.3	0.6
Other Income (Expense)(i)	—	5.0	0.1	(1.3)
Income from Continuing Operations before Taxes	$19.4	$30.5	$162.7	$250.0

(a)	Unaudited.

(b)
Intersegment sales elimination represents the sale of caustic soda, bleach, potassium hydroxide, and hydrochloric acid between Chemical Distribution and Chlor Alkali Products, at prices that approximate market.

(c)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $0.3 million and $0.4 million for the three months ended December 31, 2014 and 2013, respectively, and $1.7 million and $2.8 million for the years ended December 31, 2014 and 2013, respectively. During October 2013, we sold our equity interest in a bleach joint venture.

(d)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(e)
Environmental expense for the three months and year ended December 31, 2014 included $1.4 million of recoveries from third parties for costs incurred and expensed in prior periods. Environmental expense for the year ended December 31, 2013 included $1.3 million of recoveries from third parties for costs incurred and expensed in prior periods.

(f)
Restructuring charges for the three months and year ended December 31, 2014 included $10.0 million associated with permanently closing a portion of the Becancour, Canada facility. Restructuring charges for the three months and years ended December 31, 2014 and 2013 were also associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(g)
Other operating income (expense) for the year ended December 31, 2014 included a gain of $1.0 million for the resolution of a contract matter. Other operating income (expense) for the year ended December 31, 2013 included a gain of $1.5 million on the sale of two former manufacturing sites.

(h)
Interest expense for the year ended December 31, 2014 included $9.5 million for the call premium and the write-off of unamortized deferred debt issuance costs and unamortized discount associated with the redemption of our $150 million 8.875% senior notes, which would have matured on August 15, 2019. Interest expense for the year ended December 31, 2013 was reduced by capitalized interest of $1.1 million.

(i)
Other income (expense) included $1.5 million of expense for our earn out liability from the SunBelt acquisition for the three months ended December 31, 2013 and $7.9 million for the year ended December 31, 2013. Other income (expense) for the three months and year ended December 31, 2013 also included a gain of $6.5 million on the sale of our equity interest in a bleach joint venture.

Olin Corporation
Consolidated Balance Sheets(a)

	December 31,	December 31,
(In millions, except per share data)	2014	2013
Assets:
Cash & Cash Equivalents	$256.8	$307.8
Accounts Receivable, Net	263.1	280.1
Income Taxes Receivable	21.6	1.9
Inventories	210.1	186.5
Current Deferred Income Taxes	54.2	50.4
Other Current Assets	10.3	13.2
Total Current Assets	816.1	839.9
Property, Plant and Equipment (Less Accumulated Depreciation of $1,330.7 and $1,259.1)	931.0	987.8
Prepaid Pension Costs	—	1.7
Restricted Cash	—	4.2
Deferred Income Taxes	12.5	9.0
Other Assets	191.4	213.1
Goodwill	747.1	747.1
Total Assets	$2,698.1	$2,802.8
Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$16.4	$12.6
Accounts Payable	146.8	148.7
Income Taxes Payable	0.2	1.7
Accrued Liabilities	214.3	244.5
Total Current Liabilities	377.7	407.5
Long-Term Debt	658.7	678.4
Accrued Pension Liability	182.0	115.4
Deferred Income Taxes	107.1	117.6
Other Liabilities	359.3	382.8
Total Liabilities	1,684.8	1,701.7
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares: Issued and Outstanding 77.4 Shares (79.4 in 2013)	77.4	79.4
Additional Paid-In Capital	788.3	838.8
Accumulated Other Comprehensive Loss	(443.1)	(365.1)
Retained Earnings	590.7	548.0
Total Shareholders' Equity	1,013.3	1,101.1
Total Liabilities and Shareholders' Equity	$2,698.1	$2,802.8

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Years Ended December 31,
(In millions)	2014	2013
Operating Activities:
Net Income	$105.7	$178.6
Earnings of Non-consolidated Affiliates	(1.7)	(2.8)
Gains on Disposition of Non-consolidated Affiliate	—	(6.5)
Gains on Disposition of Property, Plant and Equipment	(1.1)	(0.4)
Stock-Based Compensation	5.1	8.8
Depreciation and Amortization	139.1	135.3
Deferred Income Taxes	31.0	12.4
Write-off of Equipment and Facility Included in Restructuring Charges	3.3	—
Qualified Pension Plan Contributions	(0.8)	(1.0)
Qualified Pension Plan Income	(28.5)	(24.1)
Changes in:
Receivables	25.8	18.9
Income Taxes Receivable/Payable	(27.8)	0.4
Inventories	(23.6)	8.6
Other Current Assets	1.7	0.7
Accounts Payable and Accrued Liabilities	(38.5)	1.0
Other Assets	5.2	1.3
Other Noncurrent Liabilities	(33.2)	(14.5)
Other Operating Activities	(2.5)	0.3
Net Operating Activities	159.2	317.0
Investing Activities:
Capital Expenditures	(71.8)	(90.8)
Proceeds from Sale/Leaseback of Equipment	—	35.8
Proceeds from Disposition of Property, Plant and Equipment	5.6	4.6
Distributions from Affiliated Companies, Net	—	1.5
Restricted Cash Activity	4.2	7.7
Other Investing Activities	0.3	(2.6)
Net Investing Activities	(61.7)	(43.8)
Financing Activities:
Long-Term Debt:
Borrowings	150.0	—
Repayments	(162.4)	(23.7)
Earn Out Payment – SunBelt	(14.8)	(17.1)
Common Stock Repurchased and Retired	(64.8)	(36.2)
Stock Options Exercised	6.6	8.8
Excess Tax Benefits from Stock-Based Compensation	1.1	1.6
Dividends Paid	(63.0)	(64.0)
Deferred Debt Issuance Costs	(1.2)	—
Net Financing Activities	(148.5)	(130.6)
Net (Decrease) Increase in Cash and Cash Equivalents	(51.0)	142.6
Cash and Cash Equivalents, Beginning of Year	307.8	165.2
Cash and Cash Equivalents, End of Year	$256.8	$307.8

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is income from continuing operations plus an add-back for depreciation and amortization, interest expense (income) and income tax expense less a deduction for other income (expense). Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes, or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2014	2013	2014	2013
Reconciliation of Income from Continuing Operations to Adjusted EBITDA:
Income from Continuing Operations	$12.8	$24.7	$105.0	$178.6
Add Back:
Interest Expense	6.8	9.9	43.8	38.6
Interest Income	(0.4)	(0.3)	(1.3)	(0.6)
Income Tax Expense	6.6	5.8	57.7	71.4
Depreciation and Amortization	34.8	34.1	139.1	135.3
EBITDA	60.6	74.2	344.3	423.3
Deduct:
Other Income (Expense)(b)	—	5.0	0.1	(1.3)
Adjusted EBITDA	$60.6	$69.2	$344.2	$424.6

(a)	Unaudited.

(b)
Other income (expense) included $1.5 million of expense for our earn out liability from the SunBelt acquisition for the three months ended December 31, 2013 and $7.9 million for the year ended December 31, 2013. Other income (expense) for the three months and year ended December 31, 2013 also included a gain of $6.5 million on the sale of our equity interest in a bleach joint venture.